2AQ Putnam Research Fund attachment
1/31/07 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2007, Putnam Management has assumed $2,385 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	552
Class B	--
Class C	--

72DD2 (000s omitted)

Class M	--
Class R	--
Class Y	301

73A1

Class A	0.0175
Class B	--
Class C	--

73A2

Class M	--
Class R	--
Class Y	0.0587

74U1 (000s omitted)

Class A	29,621
Class B	12,872
Class C	1,916

74U2 (000s omitted)

Class M	798
Class R	14
Class Y	4,664

74V1

Class A	16.46
Class B	15.53
Class C	15.62

74V2

Class M	16.41
Class R	16.40
Class Y	16.58



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.